                                                                   Exhibit 9(c)

                            FUND ACCOUNTING AGREEMENT


     AGREEMENT made this 1st day of November, 1997, between THE SESSIONS GROUP (the "Trust"), an Ohio business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each currently existing Riverside Capital series of the Company advised by National Bank of Commerce ("NBC"), as set forth in Schedule A hereto, and such additional Riverside Capital series advised by NBC that are hereafter created and identified in Schedule A (individually referred to herein as the "Fund" and collectively as the "Funds"); and

     WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. Services as Fund Accountant.

          (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940, as amended (the "Rule"):

               (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

               (ii) General and auxiliary ledgers reflecting all asset,
                    liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

               (iii)Separate ledger accounts required by subsection (b)(2)(ii)
                    and (iii) of the Rule; and

               (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

               (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

               (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Trust's Board of Trustees;

               (iii)Verify and reconcile with the Funds' custodian all daily trade activity;

               (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, total returns, and weighted average portfolio maturity;

               (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

               (vi) Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

               (vii)Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

              (viii)Amortize premiums and accrete discounts on securities purchased at a price other than face value;

               (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

               (x)  Post Fund transactions to appropriate categories;

               (xi) Accrue expenses of each Fund according to instructions received from the Trust's Administrator;

              (xii) Determine the outstanding receivables and payables for all
                    (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

             (xiii) Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

              (xiv) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

          (c)  Special Reports and Services.

               (i) Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

               (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each
               Fund:

               (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Trust. The download will include the following items:

                    Statement of Assets and Liabilities,
                    Statement of Operations,
                    Statement of Changes in Net Assets, and
                    Condensed Financial Information;

               (ii) Provide accounting information for the following:

                    (A) federal and state income tax returns and federal excise tax returns;

                    (B) the Trust's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                    (C) the Trust's annual, semi-annual and quarterly (if any) shareholder reports;

                    (D) registration statements on Form N-1A and other filings relating to the registration of shares;

                    (E) the Administrator's monitoring of each Fund's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (F)  annual audit by the Trust's auditors; and

                    (G)  examinations performed by the SEC.

     2. Subcontracting.

     Fund Accountant may, at its sole expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

     3. Compensation.

     The Trust shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, the Omnibus Fee Agreement among Fund Accountant, BISYS Fund Services Limited Partnership and the Trust dated November 1, 1997, as such Omnibus Fee Agreement may be amended from time to time.

     4. Reimbursement of Expenses.

     In addition to paying Fund Accountant the fees described in Section 3 hereof, the Trust agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Trust;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Trust, the Funds' investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

     (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

     (d)  The cost of microfilm or microfiche of records or other materials;

     (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Trust thereunto duly authorized; and

     (f) Any additional expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement.

     5. Effective Date.

     This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

     6. Term.

     This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until October 31, 2003 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

     For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or (e) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein. Notwithstanding the foregoing, the absence of an annual review of this Agreement by the Board of Trustees shall not, in and of itself, constitute "cause" as used herein.

     After such termination for so long as Fund Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's reasonable cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

     If, for any reason other than "cause", as defined herein, Fund Accountant is replaced as Fund Accountant, or if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any sub-accountant appointed by Fund Accountant as provided in Section 2 hereof), then the Trust shall make a one-time cash payment, as liquidated damages, to Fund Accountant equal to the fees payable to Fund Accountant hereunder for the lesser of (i) the two-year period commencing on the date upon which Fund Accountant is replaced or such third party is added or (ii) the remainder of the then-current contract term, assuming for purposes of calculation of the payment that the asset level of the Trust on the date Fund Accountant is replaced, or a third party is added, will remain constant for the balance of the contract term.

     In the event the Funds are merged into another legal entity in part or in whole or are otherwise liquidated in part or in whole pursuant to a business reorganization prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which the Administrator is not retained by the surviving entity to provide administration services and (ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Funds shall be the greater of: (i) the asset level calculated for the Funds at the time the Company's Board of Trustees receives notification of an intention on the part of Fund management to effect such a business reorganization; (ii) the asset level calculated for the Funds at the time the Company's Board of Trustees formally approves such a business reorganization; or (iii) the asset level calculated for the Funds on the day prior to the first day during which assets are transferred by the Company to the surviving entity pursuant to the plan of reorganization. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred to the surviving entity pursuant to the plan of reorganization.

     The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

     7. Standard of Care; Reliance on Records and Instructions; Indemnification.

     Fund Accountant shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

     8. Record Retention and Confidentiality.

     Fund Accountant shall keep and maintain on behalf of the Trust all books and records of the Funds which the Trust or Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     9. Uncontrollable Events.

     Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10. Reports.

     Fund Accountant will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than ten business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, except as provided in
Section 7 hereof, Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

     11. Rights of Ownership.

     All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12. Return of Records.

     Fund Accountant may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

     13. Representations of the Trust.

     The Trust certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     14. Representations of Fund Accountant.

     Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the blank checks, the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     15. Insurance.

     Fund Accountant shall notify the Trust should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

     16. Information to be Furnished by the Trust and Funds.

     The Trust has furnished to Fund Accountant the following:

     (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

     (b)  Copies of the following documents:

          (i)  The Trust's Bylaws and any amendments thereto; and

          (ii) Certified copies of resolutions of the Board of Trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Fund Accountant thereunder.

     (c) A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

          (d) Two copies of the Prospectus and Statement of Additional Information for each Fund.

     17. Information Furnished by Fund Accountant.

          (a) Fund Accountant has furnished to the Trust the following:

               (i) Fund Accountant's Articles of Incorporation; and

               (ii) Fund Accountant's Bylaws and any amendments thereto.

          (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

               (i) Approval of this Agreement, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

               (ii) Authorization of Fund Accountant to act as fund accountant for the Trust and to provide accounting services for the Trust.

     18. Amendments to Documents.

     The Trust shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Funds which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Trust first obtains Fund Accountant's approval of such amendments or changes.

     19. Compliance with Law.

     Except for the obligations of Fund Accountant set forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Funds' shares. The Trust represents and warrants that no shares of the Funds will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     20. Notices.

     Any notice provided hereunder shall be sufficiently given when personally delivered, or sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21. Headings.

     Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     22. Assignment.

     This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     23. Governing Law.

     This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

     24. Limitation of Liability of the Trustees and Shareholders.

     The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Trust must look solely to the assets of the Trust belonging to such Fund for the enforcement of any claims against the Trust.

     25. Proprietary and Confidential Information.

     Fund Accountant agrees on behalf of itself and its officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Accountant may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                                    THE SESSIONS GROUP


                                                    By:
                                                    -------------------------



                                                    BISYS FUND SERVICES, INC.

                                                    By:
                                                    -------------------------

                                                   Dated as of: November 1, 1997


                                   SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                               THE SESSIONS GROUP
                                       AND
                           BISYS FUND SERVICES, INC..



                           FUNDS CURRENTLY ADVISED BY
                            NATIONAL BANK OF COMMERCE

                       Riverside Capital Money Market Fund
                       Riverside Capital Value Equity Fund
                       Riverside Capital Fixed Income Fund
             Riverside Capital Tennessee Municipal Obligations Fund
            Riverside Capital Low Duration Government Securities Fund
                          Riverside Capital Growth Fund










                                                     THE SESSIONS GROUP


                                                     By:
                                                     -------------------------



                                                     BISYS FUND SERVICES, INC.

                                                     By:
                                                     -------------------------




                                       A-1